SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

AT&T LATIN AMERICA CORP.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
FREQUENTLY ASKED QUESTIONS CONCERNING THIS PROXY STATEMENT
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF AUDITORS (ITEM 2 ON PROXY CARD)
STOCK OWNERSHIP OF AT&T LATIN AMERICA CORP. AND AT&T CORP. BY MANAGEMENT AND DIRECTORS AND PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
OTHER INFORMATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 30, 2002

To the stockholders of AT&T Latin America Corp.:

      We are holding our second annual meeting of stockholders of AT&T Latin America Corp. (the “Company”) at the Willard Inter-Continental Washington Hotel, 1401 Pennsylvania Avenue, N.W., Washington D.C. on Thursday, May 30, 2002, at 9:00 a.m., local time, for the following purposes:

1.	To elect nine members to our board of directors for the ensuing year (page 11);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our auditors for the year 2002 (page 13); and

3.	To act upon other matters that may properly come before the annual meeting (page 13).

      Only stockholders of record at the close of business on April 29, 2002 are entitled to notice of and to vote at this annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination at Latham & Watkins, 555 Eleventh Street, N.W., Washington D.C. during regular business hours beginning on May 20, 2002 and at the annual meeting.

      You are cordially invited to attend the annual meeting in person. If you attend the annual meeting, you may revoke your proxy and vote in person. Your proxy may be revoked at any time before it is voted.

      To assure your representation at the annual meeting, please complete, sign, date and mail promptly the enclosed proxy, which is being solicited by our board of directors. An addressed return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.

By order of the board of directors,

Patricio E. Northland
Chairman of the Board of Directors,
President and Chief Executive Officer

May 8, 2002

220 Alhambra Circle, Suite 900
Coral Gables, Florida 33134

May 8, 2002

Dear fellow stockholder:

      It is a pleasure to invite you to AT&T Latin America’s second annual meeting of stockholders. We will hold the meeting on Thursday, May 30, 2002, beginning at 9:00 a.m., local time, at the Willard Inter-Continental Washington Hotel, 1401 Pennsylvania Avenue, N.W., Washington D.C. If you plan to join us at the annual meeting, an admission ticket will be required and is attached to the proxy card.

      Whether or not you plan to attend, it is important that your shares be voted on matters that come before the annual meeting. You may vote your shares by marking your votes on the proxy card, signing and dating it and mailing it in the envelope provided. You may also vote your shares by attending and voting at the annual meeting. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations.

      I look forward to seeing you on May 30th in Washington D.C.

Sincerely,

Patricio E. Northland
Chairman of the Board of Directors,
President and Chief Executive Officer

2002 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS CONCERNING THIS PROXY STATEMENT	1

Q: Why am I receiving these materials?	1

Q: What information is contained in these materials?	1

Q: What proposals will be voted on at the annual meeting?	1

Q: What are the voting recommendations of the board of directors?	1

Q: Who is entitled to vote?	1

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?	1

Q: What class of shares are entitled to be voted?	1

Q: What does it mean if I receive more than one proxy card?	2

Q: How do I vote?	2

Q: What constitutes a quorum?	2

Q: How do I sign the proxy?	2

Q: Who will count the votes?	2

Q: How many votes are needed for approval of each proposal?	2

Q: Who may attend the annual meeting?	3

Q: What percentage of stock do the directors and executive officers own?	3

Q: Who is the largest principal stockholder?	3

Q: When are stockholder proposals and nominations for the board of directors for the 2003 annual meeting due?	3

Q: Where can I find the voting results of the annual meeting?	3

Q: Who will bear the cost of soliciting votes for the annual meeting?	3

PROXY STATEMENT	5

Proxy Materials and Annual Report	5

Annual Meeting Admission	5

Board of Directors	6

Committees of the Board of Directors	6

Audit Committee Report	7

PricewaterhouseCoopers LLP Information	7

Compensation Committee Report on Executive Compensation	8

Chief Executive Officer Compensation	9

Compensation Committee Interlocks and Insider Participation	10

PROPOSAL 1: ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)	11

Nominees for Election as Directors	11
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

(ITEM 2 ON PROXY CARD)	13

Other Matters to Come Before the Annual Meeting	13

STOCK OWNERSHIP OF AT&T LATIN AMERICA CORP. AND AT&T CORP. BY MANAGEMENT AND DIRECTORS AND PRINCIPAL STOCKHOLDERS	14

Ownership of Our Securities	14

Ownership of AT&T Corp. Securities	15

Comparative Stock Performance Chart	16

EXECUTIVE COMPENSATION	17

Summary Compensation Table	17

Stock Option Grants in 2001	18

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	19

Compensation of Directors	19

Employment Contracts and Termination and Change of Control Arrangements	20

(i)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22

Regional Vehicle Agreement with AT&T Corp.	22

Restrictions on Our Business Related to Concert	25

Service Mark License Agreement with AT&T Corp.	26

AT&T Financing	26

Services with AT&T Corp.	27

Other Relationships with AT&T Corp.	27

Relationships with Concert, the AT&T Corp. and British Telecom plc Global Venture Unwound in April 2002	27

Stockholder Loan	28

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28

STOCKHOLDER PROPOSALS	28

OTHER INFORMATION	28

(ii)

FREQUENTLY ASKED QUESTIONS CONCERNING THIS PROXY STATEMENT

Q:	Why am I receiving these materials?

A:	The board of directors is providing these proxy materials for you in connection with our annual meeting of stockholders, which will take place on May 30, 2002. You are invited to attend the annual meeting and are asked to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and other required information. Our annual report for the year 2001 is also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals that are being submitted to our stockholders for their vote at the annual meeting:

1.	election of nine members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified; and

2.	ratification of PricewaterhouseCoopers LLP as our independent auditors for 2002.

Q:	What are the voting recommendations of the board of directors?

A:	Our board of directors unanimously recommends that you vote your shares “for” each of the proposals contained in this proxy statement.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on April 29, 2002, which is the record date, are entitled to vote at the annual meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

       Stockholder of Record

If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent by us directly to you. As the stockholder of record, you have the right to directly grant us your voting proxy or to vote in person at the annual meeting. We have enclosed a proxy card for you to use for this purpose.

       Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:	What class of shares are entitled to be voted?

A:	Each share of Class A common stock outstanding as of the close of business on the record date is entitled to one vote on each proposal at the annual meeting. Each share of Class B common stock outstanding as of the close of business on the record date is entitled to ten votes on each proposal at the annual meeting. All of the shares of Class B common stock are indirectly owned by AT&T Corp. AT&T Corp. also indirectly owns 8,000,000 shares of our Class A common stock. As of the record date, there were approximately 45,509,017 shares of Class A common stock issued and outstanding and 73,081,595 shares of Class B common stock issued and outstanding.

AT&T Corp., which indirectly owns more than 95% of our voting power, has indicated that it intends to vote in favor of the election of each of the nominees to the board of directors and the ratification of the selection of the independent auditors. Because the shares of Class A common stock and Class B common stock are voting as one class on each proposal, and because AT&T has 95% of the voting power of those shares on a combined basis, AT&T’s vote on each proposal will be determinative.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold shares registered in more than one account. Please sign and return all proxies to ensure that all your shares are voted.

Q:	How do I vote?

A:	Sign and date each proxy card you receive (many stockholders receive multiple proxies) and return it in the postage prepaid envelope. If you return your signed proxy but fail to indicate your voting preferences, we will vote on your behalf “for” the election of the nine director nominees as directors and the ratification of the selection of the independent auditors. You have the right to revoke your proxy at any time before the annual meeting by (1) filing an instrument of revocation with the inspectors of election in care of our Secretary or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting.

The holders of all classes of our shares will vote together, as a single class, on all matters properly brought forth at the annual meeting except as otherwise required by our amended and restated certificate of incorporation. Stockholders do not have the right to cumulate their votes in the election of our directors.

With respect to the election of directors, you may (1) vote for all of the director nominees as a group, (2) withhold your vote for all of the director nominees as a group or (3) vote for all director nominees as a group except those nominees you identify. If you sign, date and mail your proxy card without indicating how you want to vote, your vote will be counted as a vote in favor of each of the director nominees.

With respect to the ratification of the selection of the independent auditors, you may (1) vote for the proposal, (2) withhold your vote for a proposal or (3) abstain from voting. If you sign, date and mail your proxy card without indicating how you want to vote, your vote will be counted as a vote in favor of each of the other proposals.

If you sign, date, and mail your proxy card in time to be cast at the annual meeting indicating how you want to vote, it will be voted in accordance with your instructions. The persons named as proxy holders in the proxies are our officers. We encourage you to vote and to vote promptly.

Q:	What constitutes a quorum?

A:	The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of our issued and outstanding shares, present or represented by proxy, as of the record date.

Q:	How do I sign the proxy?

A:	Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, each owner must sign.

Q:	Who will count the votes?

A:	We have appointed Thomas C. Canfield, our General Counsel and Secretary, and Steven N. Wayland, our Assistant Secretary, to serve as inspectors of election at the annual meeting and to count the votes.

Q:	How many votes are needed for approval of each proposal?

A:	There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the annual meeting.

On this basis, the nine nominees receiving the most votes will be elected directors. Abstentions, broker non-votes (as described below), and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, none of theses actions will reduce the number of votes otherwise received by the nominees. The proposal to ratify the selection of the auditors will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted either for or against the proposal.

Shares that are voted “for,” “against” or “abstain” with respect to any proposal brought at the annual meeting are treated as being present at the annual meeting for purposes of establishing a quorum. With regard to the election of directors, votes that are withheld for any nominee will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will have the same effect as voting against a proposal. Common shares represented by proxies which contain one or more broker “non-votes” are counted as present for purposes of determining whether a quorum is present for the annual meeting but are not considered to have voted for a proposal. Accordingly, a broker non-vote will not affect the outcome of the voting on a proposal. A “non-vote” occurs when a broker or other nominee holding our shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	Who may attend the annual meeting?

A:	All stockholders as of the record date may attend the annual meeting. If your shares are held in the name of a broker or other nominee, please bring proof of share ownership, such as a broker’s statement, to the annual meeting to receive admittance.

Q:	What percentage of stock do the directors and executive officers own?

A:	Together, our directors and executive officers own approximately 3% of our outstanding common shares as of March 31, 2002.

Q:	Who is the largest principal stockholder?

A:	AT&T Corp., which indirectly owns all of our outstanding shares of Class B common stock and 8,000,000 shares of our Class A common stock, owns more than 68% of our total issued and outstanding shares of Class A and Class B common stock. AT&T Corp. also indirectly owns more than 95% of our voting power. No other stockholder owns more than 5% of our outstanding shares of Class A and Class B common stock.

Q:	When are stockholder proposals and nominations for the board of directors for the 2003 annual meeting due?

A:	Proposals of our stockholders that are intended to be presented by those stockholders at our 2003 annual meeting, and nominations of candidates for election to the board of directors at the 2003 annual meeting, must be submitted in writing by January 6, 2003 to the Secretary, 220 Alhambra Circle, Coral Gables, Florida 33134. Any proposals and nominations must be in compliance with applicable laws and regulations, as well as our currently enacted amended and restated certificate of incorporation and by-laws, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, any other stockholder proposals must be submitted to the Secretary, 220 Alhambra Circle, Coral Gables, Florida 33134, by March 22, 2003.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the 2nd quarter of 2002.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	We will bear all expenses for soliciting the proxies. We (including our management and our employees) may solicit proxies by mail, telephone, or telegraph. Our management and employees will not receive any additional compensation for these services. We have hired Georgeson Shareholder, a proxy solicitation firm, to assist in the solicitation of proxies. We will request brokers, nominees and other fiduciaries and custodians who hold our shares in their names to provide a copy of this proxy statement and any accompanying materials to the beneficial owners of these shares. We will reimburse these persons, if requested, for their reasonable fees and expenses incurred in completing the mailing of this material to the beneficial owners.

AT&T Latin America Corp.

Executive Offices

220 Alhambra Circle
Coral Gables, Florida 33134

PROXY STATEMENT

       This proxy statement and the accompanying proxy/voting instruction card (proxy card) were mailed on or around May 8, 2002 to holders of our voting shares in connection with the solicitation of proxies by the board of directors for the 2002 annual meeting of stockholders in Washington D.C. Proxies are solicited to give all stockholders of record at the close of business on April 29, 2002 an opportunity to vote on matters that come before the annual meeting. This procedure is necessary because stockholders live in all states and abroad and most will not be able to attend the annual meeting. Shares may be voted only if the stockholder is present in person at the annual meeting or is represented by proxy.

Proxy Materials and Annual Report

      Please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying your choices, the shares will be voted as recommended by the directors. Abstentions marked on the proxy card are voted neither “for” nor “against,” but are counted in the determination of a quorum for each of the proposals. Abstentions have no effect on the other items to be voted on.

      If you wish to give your proxy to someone other than the persons designated on the enclosed proxy card, the two names appearing on the proxy card must be crossed out and the name of another person or persons (not more than two) inserted. The signed card must be presented at the annual meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the annual meeting by returning a later-voted proxy, by filing an instrument of revocation with the inspectors of election in care of our Secretary, or by attending and voting at the annual meeting.

      Your vote is important to us. Accordingly, please sign and return the accompanying proxy card whether or not you plan to attend the annual meeting. If you do attend, you may vote by ballot at the annual meeting, thereby canceling any proxy previously voted.

Annual Meeting Admission

      If you are a registered stockholder and plan to attend the annual meeting in person, please detach and retain the admission ticket, which is attached to your proxy card. A beneficial owner who plans to attend the annual meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership, such as a bank or brokerage firm account statement, to: Secretary, AT&T Latin America Corp., 220 Alhambra Circle, Coral Gables, Florida 33134.

      Stockholders who do not present admission tickets at the annual meeting will be admitted upon verification of ownership at the admissions counter.

      Securities and Exchange Commission rules require that an annual report precede or be included with proxy materials. Stockholders with multiple accounts may be receiving more than one annual report, which is costly to us and may be inconvenient to these stockholders. Those stockholders who vote by mail may authorize us to discontinue mailing extra annual reports for selected accounts by marking the “Annual Report” box on the proxy card. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call Investor Relations at (305) 459-6300.

      We welcome comments from stockholders about the proxy materials or about other aspects of our business. Space is provided on the back of the proxy card for this purpose. Although these comments will not be answered on an individual basis, they will be analyzed and used to determine what additional information should be furnished in our various subsequent communications.

      As of April 29, 2002, there were issued and outstanding 45,509,017 shares of Class A common stock and 73,081,595 shares of Class B common stock. The shares of Class A common stock have one vote per share and the shares of Class B common stock have ten votes per share. All of the shares of Class B common stock are indirectly owned by AT&T Corp., which also owns 8,000,000 shares of Class A common stock. The shares of Class A and Class B common stock are the same in all other respects, including as to economic rights per share. Accordingly, AT&T Corp. indirectly controls more than 95% of our voting power, and is able to control the outcome of substantially all matters submitted to a vote of our stockholders, except where our amended and restated certificate of incorporation requires a class vote of the shares of Class A common stock. AT&T Corp.’s voting control includes the election of directors and the ratification of the selection of independent auditors for which we are now seeking your vote. AT&T Corp. has indicated that it intends to vote all of its shares of Class A and Class B common stock in favor of the election of each of the nominees to our board of directors as indicated in this proxy statement and the ratification of the selection of independent auditors. AT&T Corp.’s voting control may continue in the future through its indirect ownership of the high vote shares of Class B common stock even if AT&T Corp. no longer owns a majority economic interest in us.

Board of Directors

      Our board of directors is responsible for establishing broad corporate policies and overseeing our overall performance. However, in accordance with corporate legal principles, the board of directors is not involved in day-to-day operating details, other than our board Chairman, who is also our chief executive officer, in his capacity as an officer. Members of the board of directors are kept informed of our business by participating in board of directors and committee meetings, by reviewing analyses and reports sent to them, and through discussions with the Chairman of the board of directors and other officers.

      The board of directors held 10 regularly scheduled or special meetings during the year ended December 31, 2001.

      The audit committee of the board of directors held 2 meetings during the year ended December 31, 2001.

      The compensation committee of the board of directors held 6 meetings during the year ended December 31, 2001.

      All of our directors attended more than 75% of the aggregate of (i) the total number of meetings of the board of directors during the period that person was a director and (ii) the total number of meetings held by all committees of the board of directors on which that director served, during the same time period, except Mr. Petrillo and Mr. Montoya.

Committees of the Board of Directors

      The board of directors has established an audit committee and a compensation committee, each of which is briefly described below.

      The audit committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The audit committee also meets or has conversations with the independent auditors and with appropriate internal financial personnel concerning these matters. The audit committee recommends to the board of directors the appointment of the independent auditors, subject to ratification by the stockholders at the annual meeting. The independent auditors periodically meet or have conversations alone with the committee members and always have unrestricted access to the committee. Messrs. Ames, Kleinman and Montoya serve as members of the audit committee.

      The compensation committee has overall responsibility with respect to designing, approving and evaluating the executive compensation plans, policies and programs of AT&T Latin America. Messrs. Ames, Kleinman and Montoya serve as members of the compensation committee.

Audit Committee Report

  Membership and Role of the Audit Committee

      Each member of our audit committee is independent within the meaning of the NASDAQ Stock Market listing standards. The audit committee operates under a written charter adopted by the board of directors.

      The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to our financial matters. The audit committee’s duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control systems;

•	review and appraise the audit efforts of our independent accountants and any internal auditor; and

•	provide an open avenue of communication among the independent accountants, financial and senior management, any internal auditor and the board of directors.

  Review of Our Audited Financial Statements

      The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2001 with our management. Members of the audit committee have also discussed with PricewaterhouseCoopers LLP, our independent public accountants, matters required to be discussed by Statement on Auditing Standards No. 61 — “Communication with Audit Committees.”

      The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board Standard No. 1 — “Independent Discussion with Audit Committees” and the members of the audit committee have discussed the independence of PricewaterhouseCoopers LLP with that firm.

      Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

PricewaterhouseCoopers LLP Information

  Audit Fees

      PricewaterhouseCoopers LLP billed us $1,092,257 for professional services rendered for the audit of our annual consolidated financial statements for fiscal 2001, the reviews of the financial statements included in our Form 10-Q’s filed during fiscal 2001 and statutory audits.

  Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers LLP provided $497,634 in professional services in connection with financial implementation systems design and implementation during the year ended December 31, 2001.

  All Other Fees

      The fees, including expenses, billed by PricewaterhouseCoopers LLP to us for other professional services rendered during the year ended December 31, 2001 other than as stated above were $284,160. The audit committee considered whether the provision of these non-audit services is compatible with maintaining such firm’s independence and has concluded that it is compatible.

The Audit Committee

A. Gary Ames David C. Kleinman Jorge P. Montoya

Compensation Committee Report on Executive Compensation

  Compensation Philosophy

      Our programs are designed to provide executives with a competitive earnings opportunity, with earnings linked to our short-term and long-term performance and the sustained performance of the individual. The compensation committee has developed executive compensation principles to provide guidance in the design and operation of the compensation plans and in the review of executive performance.

      Competitiveness. Total compensation for executive officers is targeted to produce pay consistent with our performance compared against a group of direct competitors and selected corporations of comparable size and scope of operations.

      Performance Contingency. The design of the total compensation package reflects a bias toward variable pay that matches pay to the achievement of short-term and long-term performance objectives. For the named officers other than the Chief Executive Officer, the target variable portion of the pay program ranges from 0-75% of base salary. For the Chief Executive Officer, the target variable portion of the pay program is 100% of base salary.

      Accountability to Stakeholders. Performance measures used in our incentive programs are designed to support value creation and to align the interests of our stockholders and employees.

      Balance between Short-Term and Long-Term Performance. The compensation structure for executive officers emphasizes long-term performance results over short-term results.

      Tax Effectiveness. Elements of compensation under the annual bonus and long-term incentive plans qualify for exemption from the annual limit on tax deductibility under Section 162(m) of the Internal Revenue Code. In addition, we have a salary and incentive award deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

      Our executive compensation program consists of three key elements: (1) base salary; (2) short-term incentives, i.e., annual bonus; and (3) long-term incentives, e.g., stock options. The policies and the basis for determining executive compensation and specifically that of the Chairman of the board of directors and Chief Executive Officer, Mr. Northland, are described below:

(1) Base Salary. The compensation committee determines the salary and salary adjustments for each of the executive officer positions based upon the scope, level, and strategic impact of the position, and on pay levels of similarly positioned executive officers in comparable companies. Surveys conducted by external compensation consultants provide the market data utilized by the compensation committee annually as part of the determination of the succeeding year’s executive compensation structure. Annual salary adjustments recognize sustained individual performance by the executive, with overall salary increase funding levels sensitive to both market movement and our performance. The compensation committee’s decisions are based on the executive’s contribution to AT&T Latin America, experience and expertise, and relative position against competitive market rates.

(2) Annual Incentives. The annual bonus for the Chairman of the board of directors and for the other named officers is based on the achievement of specified target performance goals to be established by the compensation committee each year in consultation with the Chairman of the board of directors and such other named officers including our performance relative to pre-set financial and key non-financial performance targets applicable to bonuses set for other executive officers. The annual bonus for other executive officers is also based on our financial and key non-financial results as measured against pre-set targets. Targets for these measures are reviewed and approved by the compensation committee.

(3) Retention Award. The compensation committee also may from time to time establish retention awards for executive officers.

(4) Long-Term Incentives: Stock Options and Restricted Stock/Units. Long-term incentives provide a mechanism for aligning the economic interests of executive officers with those of stockholders. Grants of stock options and other awards are made under the 2000 Long Term Incentive Plan, which we sometimes refer to as the 2000 LTIP. The size of these grants is based in part on competitive market grant levels for similar positions. Grants of restricted stock or restricted stock units are made in certain cases for purposes of retention or reward for outstanding performance.

      Stock Options. Stock options are granted to executive officers based on surveys of competitive grant levels for similar positions. The compensation committee determines the magnitude of such awards. Stock options are granted with an exercise price equal to or greater than the fair market value of our shares of Class A common stock on the day of grant, and become exercisable in part after the expiration of a period of time, typically of at least one year, and become exercisable in full over a specified period of time, which is typically three to four years. Vested options normally continue to be exercisable until ten years from the date granted. These stock options provide incentive for the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless there is an appreciation in the price of our shares of Class A common stock over a specified number of years.

      Restricted Stock. Restricted stock and/or restricted stock unit awards are from time to time granted to executive officers under the 2000 LTIP, primarily for purposes of retention or to reward outstanding performance. Restricted stock is an award of common stock that is forfeitable by the recipient until the completion of a specified period of future service or until otherwise determined by the compensation committee. A restricted unit is a contractual right to receive common stock (or cash based on the fair market value of the common stock) that is forfeitable by the recipient until the completion of a specified period of future service or until otherwise determined by the compensation committee.

Chief Executive Officer Compensation

      A discussion of the compensation of Patricio E. Northland, our Chairman of the board of directors, President and Chief Executive Officer is set forth below. Mr. Northland’s performance during 2001 was reviewed by the compensation committee. The compensation committee’s decisions concerning the annual component of Mr. Northland’s compensation and his long-term component were based on the considerations discussed below.

      2001 Compensation Review. As part of its review of Mr. Northland’s compensation, the compensation committee reviewed compensation packages for executives in comparable industry groups located in comparable geographic locations with comparable company revenues. The compensation committee determined that it would be appropriate and advisable to increase Mr. Northland’s salary, grant a performance bonus to Mr. Northland and grant Mr. Northland a special retention award. The compensation committee also approved stock option grants to Mr. Northland during 2001. A more detailed description of the modifications are described below under the headings entitled “Base Salary” and “Retention Award and Long-Term Incentives.”

      Base Salary. Mr. Northland’s base salary was established at the time he entered into his employment agreement based on competitive market rates for a chief executive with his experience and record of accomplishment. As specified in Mr. Northland’s employment agreement, the compensation committee reviews Mr. Northland’s salary annually and may increase (but not decrease) such compensation as the compensation committee shall determine based upon our performance and the performance of Mr. Northland. Based on the company’s performance and accomplishments during 2001, including the securing of committed financing for the company, the compensation committee recommended to the board of directors that Mr. Northland’s annual base salary be increased by 10.28%. The board of directors accepted the compensation committee’s recommendation in March 2002.

      Retention Award and Long-Term Incentives. Under the terms of his initial employment agreement with us, Mr. Northland receives a payment of $500,000 on each of the six-month, 12-month, 18-month, 24-month, 30-month and 36-month anniversaries of the commencement date of his employment with us, subject to his continuous employment with us through each such date. After reviewing the company’s performance and Mr. Northland’s overall compensation package, the compensation committee awarded Mr. Northland a special retention award, which included a retention bonus and restricted stock grant. The retention bonus for Mr. Northland is equal to an annual payment of $750,000 payable in each of 2002, 2003, 2004 and 2005, subject to continuous employment with us through each such date. In addition, Mr. Northland received 2,000,000 restricted shares of our Class A common stock, which vest over a five year period beginning in November 2001 in the following increments: 15% in 2002, 20% in 2003, 30% in 2004, 20% in 2005 and 15% in 2006. However, if the fair market value of the Class A common stock equals at least $5.00 per share but less than $6.00 per share for a period of at least five days, Mr. Northland will automatically vest in the number of shares necessary for his total vested shares to equal 1,000,000; and if the fair market value of the Class A common stock equals at least $6.00 per share for a period of at least five days, his remaining unvested shares will automatically vest. We agreed to provide a gross-up to Mr. Northland for the tax liability associated with the granting of the restricted stock and to account for future tax liabilities associated with the retention bonus. In addition, on January 25, 2001, Mr. Northland was granted an option to purchase 500,000 shares of Class A common stock at an exercise price of $5.594 per share; one-third of the option vests in each of 2002, 2003 and 2004. On July 3, 2001, Mr. Northland was granted an option to purchase 670,000 shares of Class A common stock at an exercise price of $4.565 per share; one-third of the option vests in each of 2002, 2003 and 2004.

      Annual Bonus. We have established an annual bonus plan for our executive officers that is intended to comply with the performance-based exemption provisions of Section 162(m) of the Internal Revenue Code. Our employment agreement with Mr. Northland provides for the payment to him of a target annual bonus of 100% of his annual base salary as in effect for such year. Mr. Northland’s actual performance bonus may range from 0% to 200% of his annual base salary, and will be determined based on the achievement of specified performance targets to be established by the compensation committee each year in consultation with Mr. Northland. Based on the company’s performance and accomplishments during 2001, including the securing of committed financing for the company, the compensation committee recommended to the board of directors that Mr. Northland receive a bonus of $450,000. The recommendation was accepted by the board in March 2002.

The Compensation Committee

A. Gary Ames David C. Kleinman Jorge P. Montoya

Compensation Committee Interlocks and Insider Participation

During 2001:

•	None of the members of the compensation committee was an officer (or former officer) or employee of us or our subsidiaries;

•	None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with us or any of our subsidiaries in which the amount involved exceeds $60,000;

•	None of our executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on our compensation committee;

•	None of our executive officers was a director of another entity where one of that entity’s executive officers served on our compensation committee; and

•	None of our executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 1

ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

      At the annual meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the nominees hereinafter named in this proxy statement. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote.

      If at the time of the annual meeting one or more of the nominees have become unavailable to serve as a director, shares represented by proxies will be voted for the remaining nominees and the size of the board of directors will be reduced accordingly. We know of no reason why any of the nominees will be unavailable or unable to serve on our board of directors. Directors elected at the annual meeting will hold office until the next annual meeting or until their respective successors have been elected and qualified or until his or her death, resignation or removal.

Nominees for Election as Directors

      The following table lists the persons who have been nominated to serve as members of our board of directors, their ages and their positions in the Company.

Name	Age	Position

Patricio E. Northland	46	Chairman of the Board, President and Chief Executive Officer

A. Gary Ames	57	Director

Edward M. Dwyer	45	Director

R. Reed Harrison III	53	Director

David C. Kleinman	66	Director

Jorge P. Montoya	55	Director

John C. Petrillo	53	Director

Gary R. Weis	55	Director

Geoff S. Webster	35	Director Nominee

      Each director will hold office until his successor has been duly elected and qualified, or until his death, resignation or removal.

      The following sets forth biographical information for each of our director nominees:

Patricio E. Northland has been our Chairman of the board of directors and Chief Executive Officer since August 2000. Mr. Northland has over seventeen years of experience as an international communications executive and entrepreneur. Mr. Northland was Chairman of the board of directors, President and Chief Executive Officer of FirstCom from November 1996 until the FirstCom merger. Born in Chile, Mr. Northland is a U.S. citizen. In 1991, Mr. Northland founded AmericaTel Corporation, a Miami-based international communications carrier providing satellite-based voice, data and fax communications services to corporate customers throughout Latin America. Prior to his involvement with AmericaTel,

Mr. Northland held key management positions with PanamSat and IntelSat. In 1996, Mr. Northland sold his interest in AmericaTel to Entel.

A. Gary Ames has been a director since August 2000. Mr. Ames is currently retired. From June 1998 to July 2000, Mr. Ames served as President and Chief Executive Officer of MediaOne International, a communications company. From July 1995 to June 1998, Mr. Ames served as President and Chief Executive Officer of USWest International, also a communications company. Mr. Ames currently serves on the board of directors of Albertsons, Inc. (NYSE symbol: ABS), Tektronix Inc. (NYSE symbol: TEK), Pac-West Telecomm Inc. (NASDAQ symbol: PACW), and Infowave Software, Inc., which trades on the Toronto Stock Exchange.

Edward M. Dwyer has been a director since May 2000. Since May 1997, Mr. Dwyer has been Treasurer of AT&T Corp. From November 1989 to May 1997 he served as Chief Financial Officer of AT&T Capital Corp.

R. Reed Harrison III has been a director since May 2001. Mr. Harrison has been Senior Vice President of AT&T Local Network Services since August 2000 and has also held various other management positions with AT&T Corp., which he joined in 1978. Mr. Harrison is responsible for planning, engineering, and operation of AT&T Corp.’s local and access network and serving as business leader with overall profit and loss responsibility for AT&T’s CLEC (competitive local exchange carrier) business in the United States. Mr. Harrison has over 30 years experience in the telecommunications industry: local network engineering and operations at The C&P Telephone Company of Maryland; sales, product planning and management, and Bell Labs R&D at AT&T Network Systems; and CIO and long distance network planning, engineering, and operations at AT&T Corp.

David C. Kleinman has been a director since August 2000. Mr. Kleinman was a director of FirstCom Corporation from May 1997 to the date of the FirstCom merger. Mr. Kleinman is currently Adjunct Professor of Strategic Management at the Graduate School of Business of The University of Chicago where he has taught since 1971. Mr. Kleinman serves as a member of the board of directors of Irex Corporation (OTC symbol: IREX). Mr. Kleinman is also a member of the board of directors of the Acorn Fund, the Acorn International Fund, the Acorn USA Fund, the Acorn Select Twenty Fund and the Acorn Foreign Forty Fund which are registered under the Investment Company Act of 1940, and he serves as a member of the board of directors of Sonic Foundry, Inc. (NASDAQ symbol: SOFO).

Jorge P. Montoya has been a director since August 2000. Since 1999 Mr. Montoya has served as President, Global Food & Beverage, and President, Latin America for the Procter & Gamble Co., a consumer products company. Mr. Montoya has been with the Procter & Gamble Co. in various positions since 1971. Since 1996 Mr. Montoya has also served as a member of the board of directors of Rohm & Haas Co. (NYSE symbol: ROH).

John C. Petrillo has been a director since June 2000. Mr. Petrillo has held various positions with AT&T Corp. since 1971, most recently as Executive Vice President of Corporate Strategy and Business Development, in which capacity he is responsible for overall business strategy and the development of AT&T Corp.’s online service and electronic messaging businesses.

Gary R. Weis has been a director since May 2000. Mr. Weis is Senior Vice President of AT&T Business — Global Services and has been with AT&T Corp. since May 1999. Prior to joining AT&T Corp., Mr. Weis was at IBM, where he was a General Manager responsible for global services and network services since 1994.

Geoff S. Webster is a nominee for director. Mr. Webster is AT&T’s International Ventures Vice President with overall responsibility for AT&T’s activities in the International Ventures Organization. Mr. Webster joined AT&T in November 2001 from Concert, where he served as Vice President — Law for the network and global products organizations from January 2000. Prior to that, Mr. Webster served as General Counsel for the Concert organization before its formal launch as the AT&T Corp./British Telecom plc global venture and, from April 1996 to September 1998, as Corporate Counsel Europe for British Telecom plc.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITORS

(ITEM 2 ON PROXY CARD)

      Subject to stockholder ratification, the board of directors, upon recommendation of the audit committee, has reappointed the firm of PricewaterhouseCoopers LLP as the independent auditors to examine our financial statements for the year 2002. Our directors recommend that stockholders vote for ratification of this reappointment. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. If the stockholders do not ratify this appointment, other independent auditors will be considered by the board of directors upon recommendation of the audit committee.

      Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

      For the year 2001 PricewaterhouseCoopers LLP also examined the financial statements of our subsidiaries and provided other audit services to us and our subsidiaries in connection with SEC filings and review of financial statements.

Other Matters to Come Before the Annual Meeting

      In addition to the matters described above, there will be an address by our Chairman of the board of directors and a general discussion period during which stockholders will have an opportunity to ask questions about our business. At the time of the mailing of this proxy statement, we knew of no other matters that might be presented for stockholder action at the annual meeting.

STOCK OWNERSHIP OF AT&T LATIN AMERICA CORP. AND AT&T CORP.

BY MANAGEMENT AND DIRECTORS AND PRINCIPAL STOCKHOLDERS

Ownership of Our Securities

      The following table sets forth, as of March 31, 2002, information regarding the beneficial ownership of our common shares by:

•	each person that is known by us to own beneficially more than five percent of our outstanding shares based upon filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934;

•	each of our directors and named executive officers who own our shares; and

•	all of our directors and executive officers as a group.

		Amount		Percent of
		and Nature of		Class A and B
	Title of	Beneficial		Common
Name of Beneficial Owner(1)	Class	Ownership(2)		Stock(3)

AT&T Corp.	B	73,081,595	(4)	59.0

AT&T Corp.	A	8,000,000	(4)	6.5

Patricio E. Northland	A	5,047,733	(5)	4.1

A. Gary Ames	A	35,000	(6)	*

David C. Kleinman	A	320,000	(7)	*

Jorge P. Montoya	A	30,000	(8)	*

Carlos A. Andre	A	83,334	(9)	*

Thomas C. Canfield	A	130,167	(10)	*

Marco A. Northland	A	329,184	(11)	*

Alejandro O. Rossi	A	56,694	(12)	*

All directors and executive officers as a group	A	6,395,047		5.2

*	Less than 1%

(1)	The address of all persons set forth in the table is 220 Alhambra Circle, Suite 900, Coral Gables, Florida 33134 unless stated otherwise.
(2)	“Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. A person “beneficially owns” stock not only if he holds it directly, but also if he indirectly (through a relationship, position as a director or officer or trustee, or a contract or understanding) has or shares the power to vote the stock or the power to sell the stock, or has the right to acquire it within 60 days.
(3)	Assumes that all shares of Class B common stock have been converted into shares of Class A common stock, which may be done at any time at the election of the holder. AT&T Corp. indirectly owns 100% of our shares of Class B common stock.
(4)	Includes the shares owned by ATTLA Holding Corp., a wholly-owned subsidiary of AT&T Corp. The address of AT&T Corp. and ATTLA Holding Corp. is 295 North Maple Avenue, Basking Ridge, New Jersey 07920.
(5)	Includes 4,091,778 shares of our Class A common stock that may be purchased upon the exercise of outstanding stock options of which 1,343,307 are held by Northland Investments, LP, which is also the record owner of 600,000 shares of our Class A common stock.
(6)	Includes 5,000 shares held under the A. Gary and Barb Ames Living Trust. Includes 20,000 shares of our Class A common stock that may be purchased upon the exercise of outstanding stock options.
(7)	Includes 290,000 shares of our Class A common stock that may be purchased upon the exercise of outstanding stock options.
(8)	Includes 30,000 shares of our Class A common stock that may be purchased upon the exercise of outstanding stock options.
(9)	Includes 83,334 shares of our Class A common stock that may be purchased upon the exercise of outstanding stock options.

(10)	Includes 130,167 shares of our Class A common stock that may be purchased upon the exercise of outstanding stock options.
(11)	Includes 233,334 shares of our Class A common stock that may be purchased upon the exercise of outstanding stock options.
(12)	Includes 21,334 shares of our Class A common stock that may be purchased upon the exercise of outstanding stock options.

Ownership of AT&T Corp. Securities

      The following table sets forth, as of March 31, 2002, information regarding the beneficial ownership of AT&T Corp. common stock by:

•	each of AT&T Latin America’s directors, nominees for directors and named executive officers who own AT&T Corp. shares; and

•	all of our directors and executive officers as a group.

	AT&T Corp.
	Common Stock
Name and Beneficial Owner	Number of Shares

A. Gary Ames	910,687	(1)

Edward M. Dwyer	130,458	(2)

R. Reed Harrison III	195,332	(3)

John C. Petrillo	672,019	(4)

Gary R. Weis	79,453	(5)

All our directors and executive officers as a group	2,075,784

No beneficial owner listed in this table owns more than 1% of the class of securities presented nor do the directors and executive officers as a group.

(1)	Includes 887,687 shares that may be purchased upon the exercise of outstanding options. Options for 328,064 of such shares are held by the Ames Family Ltd. Partnership.
(2)	Includes 97,692 shares that may be purchased upon the exercise of outstanding options.
(3)	Includes 184,191 shares that may be purchased upon the exercise of outstanding options.
(4)	Includes 672,019 shares that may be purchased upon the exercise of outstanding options.
(5)	Includes 54,770 shares that may be purchased upon the exercise of outstanding options.

Comparative Stock Performance Chart

      The following stock performance chart compares the cumulative total stockholder return on shares of our Class A common stock since August 29, 2000 (when our Class A shares began trading) with the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunication Index.

	Cumulative Total Return

	8/29/00	9/00	12/00	3/01	6/01	9/01	12/01

AT&T LATIN AMERICA CORP.	100.00	48.56	15.83	14.57	28.66	10.13	6.79
NASDAQ STOCK MARKET (U.S.)	100.00	89.71	60.07	44.84	52.85	36.67	47.67
NASDAQ TELECOMMUNICATIONS	100.00	90.86	57.85	50.97	48.26	35.15	38.73

Explanation

      The graph assumes $100 was invested on August 29, 2000 in our shares of Class A common stock, the Nasdaq Composite Index and the Nasdaq Telecom Composite Index.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table describes the components of the total plan and non-plan compensation that was awarded to, earned by or paid to each of the individuals serving as our chief executive officers during the year ended December 31, 2001 and each of our four most highly compensated executive officers (other than the chief executive officers) who were serving as executive officers at the end of 2001, for any services rendered in any capacity to us or our subsidiaries. We refer to these individuals as the “named executive officers” in this proxy statement.

			Annual Compensation				Long-Term Compensation Awards

							Restricted	Securities
					Other Annual		Stock	Underlying
			Salary	Bonus	Compensation		award(s)	Options/SARs
Name and Principal Position	Year		($)	($)	($)		($)	(#)

Patricio E. Northland,	2001		$531,250	$450,000	$2,585,845	(1)	$2,660,000 (2)	1,170,000
Chairman of the Board	2000	(5)	$186,250	$250,000			$0	0
and Chief Executive Officer
Alejandro Rossi,	2001		$313,333	$107,141	$526,250	(3)	$0	126,500
General Manager,	2000	(5)	$150,000	$170,300			$0	100,000
AT&T Argentina
Carlos Andre,	2001		$313,333	$171,350	$52,775	(4)	$0	162,500
General Manager,	2000	(5)	$248,198	$179,300			$0	200,000
AT&T do Brasil
Marco A. Northland,	2001		$296,929	$144,374			$0	162,500
Vice President Sales	2000	(5)	$88,166	$169,000			$0	200,000
and Marketing
Thomas Canfield,	2001		$258,333	$97,565			$0	153,000
General Counsel	2000	(5)	$88,333	$83,700			$0	0

(1)	This other annual compensation consists of a car allowance, payments to cover taxes and a retention bonus.
(2)	The dollar value at the date of the award of all the restricted shares awarded in 2001 was $2,660,000. As of December 31, 2001, the value of the 2,000,000 shares of restricted stock granted in 2001 was $2,360,000.
(3)	This other annual compensation consists of a retention bonus and “aguinaldo” a required bonus pursuant to Argentinean law.
(4)	This other annual compensation consists of a car allowance, meal vouchers and a required bonus pursuant to Brazilian law.
(5)	2000 compensation information for our named executive officers reflects, in each case, only compensation received in 2000 beginning on the first date of employment.

Stock Option Grants in 2001

      The following table discloses the individual grants of stock options made during the year ended December 31, 2001 to each of the named executive officers:

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of Total			Annual Rates of Stock
	Securities	Options/SARs			Price Appreciation
	Underlying	Granted to	Exercise of		for Option Term
	Option/SARs	Employees in	Base Price
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Expiration Date	5% ($)(2)	10% ($)(2)

Patricio E. Northland,	500,000	6.79%	$5.594	1/25/2011	$4,556,018	$7,254,698
Chairman of the Board	670,000	9.10%	$4.565	7/3/2011	$4,982,056	7,933,091
and Chief Executive Officer
Carlos Andre,	100,000	1.36%	$5.594	1/25/2011	$911,104	$1,450,940
General Manager,	62,500	0.85%	$4.565	7/3/2011	$464,744	$740,027
AT&T do Brasil
Alejandro Rossi,	64,000	0.87%	$5.594	1/25/2011	$583,170	$928,601
General Manager,	62,500	0.85%	$4.565	7/3/2011	$464,744	$740,027
AT&T Argentina
Marco A. Northland,	100,000	1.36%	$5.594	1/25/2011	$911,104	$1,450,940
Vice President	62,500	0.85%	$4.565	7/3/2011	$464,744	$740,027
Sales and Marketing
Thomas Canfield,	90,500	1.23%	$5.594	1/25/2011	$824,639	$1,313,100
General Counsel	62,500	0.85%	$4.565	7/3/2011	$464,744	$740,027

(1)	Options are subject to a three-year vesting schedule.
(2)	The 5% and 10% assumed rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities Exchange Commission (SEC) and do not represent our estimate our projection of the future trading prices of our shares of Class A common stock. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% rates or at any other defined level. If the calculation of the “potential realizable value at assumed annual rates of stock price appreciation for option term” were based on the closing trading price of AT&T Latin Americas’s Class A common stock as of December 31, 2001, instead of the exercise price as prescribed by the rules and regulations of the SEC, the potential realizable value for each of the options listed in this table would be $0.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      None of our named executive officers exercised any of our stock options in fiscal 2001. The following table provides information concerning the fiscal year-end value of unexercised options, provided on an aggregated basis, of each of the named executive officers:

Number of Securities
			Underlying Unexercised	Value of Unexercised In-
			Options at FY-End	the-Money Options at
	Shares Acquired		(2001)	FY-End($)
Name	on Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Patricio E. Northland,	N/A	N/A	4,091,778/2,226,555	$0/$0
Chairman of the Board and Chief Executive Officer
Carlos Andre,	N/A	N/A	83,334/279,166	$0/$0
General Manager, AT&T do Brasil
Alejandro Rossi,	N/A	N/A	21,334/205,166	$0/$0
General Manager, AT&T Argentina
Marco A. Northland,	N/A	N/A	166,667/329,166	$0/$0
Vice President Sales and Marketing
Thomas Canfield,	N/A	N/A	30,167/322,833	$0/$0
General Counsel

Compensation of Directors

      Non-employee directors receive an annual retainer of $25,000, payable in cash, on a quarterly basis or in “deferred units.” Under the “deferred units” arrangement, a participant may elect to defer receipt of the annual retainer by written notice to us no later than six months before the date the annual retainer would otherwise be payable. Any deferred annual retainer will be deemed invested in a deferred unit account, which will initially be credited with a notional number of our shares of Class A common stock equal to the annual retainer so deferred divided by the fair market value per share on the date the annual retainer would otherwise be payable. One additional deferred unit will be credited to the participant’s account for every five deferred units credited to such participant’s account. The participant will be immediately vested in the deferred units and will vest in the additional units six months after such additional units are credited to the account. If we pay dividends on outstanding shares, dividends will also be credited to accounts, in the form of additional units, as if units were outstanding shares. The participant will vest in dividend units at the same time as the underlying deferred units or additional units in respect of which such dividend units are paid.

      On January 25, 2001, each non-employee director was granted options to acquire 50,000 shares at a price per share of $5.59. These options will vest on January 25, 2009, subject to the director’s continued service on the board of directors. These options may vest earlier over a five-year period, with up to a maximum of 20% of the shares subject to the options vesting on each of the first five anniversaries of the grant date. The actual number of options that will vest on each anniversary will be determined based on board and committee attendance, as described in the next two sentences. Each year, with respect to 12.5% of the shares subject to the options: (i) none of such options will become vested unless the director has attended at least two-thirds (2/3) of the board of directors meetings for such year, (ii) 5% of the options will become vested provided the director attended at least two-thirds (2/3) of such board of directors meetings, (iii) 10% of the options will become vested provided the director attended at least three-fourths (3/4) of such board of directors meetings and (iv) 12.5% of the options will become vested provided the director attended five-sixths (5/6) of such board of directors meetings. Each year, with respect to 7.5% of the shares subject to the options: (i) none of such options will become vested unless the director has attended at least one-half (1/2) of the committee meetings (with respect to two committees on which such director serves) for such year, (ii) 2.5% of the options will become vested provided the director has attended at least one-half (1/2) of such committee meetings, (iii) 5% of the options will become vested provided the director has attended at least three-fourths (3/4) of such committee meetings and (iv) 7.5% of the options will become vested provided the director has attended seven-eighths (7/8) of such committee meeting.

Employment Contracts and Termination and Change of Control Arrangements

      Patricio E. Northland, our Chairman of the board of directors and Chief Executive Officer, is party to a five-year employment agreement that will automatically renew in one-year increments starting in 2005. Under this agreement, Mr. Northland is to receive an annual base salary of $510,00 (as well as any approved increases) with an annual performance bonus that may range from 0% to 200% of base salary, with a target bonus of 100% of base salary, that is determined based upon the satisfaction of performance criteria established by the compensation committee of our board of directors. In addition, he is entitled to a retention bonus of up to $3,000,000 payable in six equal installments of $500,000 on each February 28, 2001, 2002 and 2003 and August 28, 2001, 2002 and 2003, provided he remains employed as of each such payment date. Mr. Northland is also entitled to a car allowance of $1,000 per month during his employment period.

      If we terminate Mr. Northland’s employment other than for “cause,” or if he terminates his employment for “good reason,” he will be entitled to severance of two times his annual base salary and annual bonus as well as a pro rata annual bonus for the year in which his employment is terminated. In addition, his retention bonus will be immediately payable and all stock options and restricted stock will vest. “Cause” includes certain actions or inactions of Mr. Northland’s that may be harmful to the Company, its affiliates or their respective businesses. “Good reason” includes, without Mr. Northland’s written consent, a diminution of his duties, responsibilities, salary or bonus, the relocation of his principal place of business from the metropolitan Miami, Florida area, notice by us to terminate the automatic renewal of the agreement, and his failure to be elected to the board of directors.

      Mr. Northland agreed not to compete against us during his employment and thereafter for two years. Upon a change of control of the Company, the retention bonus will be immediately payable and the options and restricted shares will immediately vest in full. If his change of control payments are subject to an excise tax, and the payments subject to the excise tax exceed 110% of the amount of payments that could be paid that would not give rise to the excise tax, he will be entitled to a “gross-up” payment in an amount sufficient to make him whole after the imposition of the excise tax.

      Alejandro O. Rossi entered into an employment contract, dated as of June 30, 2000, to serve as the General Manager of AT&T Argentina, one of our subsidiaries. Pursuant to this agreement, Mr. Rossi is to receive an annual base salary of $300,000 (as well as any approved increases) and a target annual performance bonus of 50% of base salary, determined based upon the satisfaction of performance criteria established by AT&T Argentina’s board of directors. In addition, Mr. Rossi was entitled to a $500,000 “retention award” on June 30, 2001 because he continued as the General Manager of AT&T Argentina through such date. Each year Mr. Rossi is entitled to receive a complementary annual payment as required by Argentine labor laws in an amount equal to one month of base salary. The term of employment is for an unspecified period, but may be terminated at any time by either party. If Mr. Rossi terminates his employment for “good reason” or his employment is terminated “without cause”, he may be entitled to severance in an amount equal to his annual base salary then in effect.

      Carlos Andre is party to an employment contract pursuant to which he is to receive a target annual performance bonus of 75% of his annual base salary, determined based upon the satisfaction of performance criteria established by AT&T do Brasil. Each year, Mr. Andre is to receive a complementary annual payment in an amount equal to one month of base salary as well as a vacation bonus, each as required by Brazilian labor laws. The term of employment is for an unspecified period, but may be terminated at any time by either party. If we terminate Mr. Andre’s employment other than for “cause,” or if Mr. Andre terminates his employment for “good reason,” we will pay Mr. Andre an amount in Reais equivalent to his annual compensation. Mr. Andre is subject to a 12-month non-competition and non-soliciting clause. In addition, Mr. Andre entered into a “supplementary agreement” pursuant to which he was paid a sign-on bonus equal to $50,000 and is entitled to a car allowance not to exceed 85,000 Reais a year. Mr. Andre is leaving AT&T Latin America to pursue other career opportunities outside the company.

      Marco A. Northland, Vice President — Product and Business Services, entered into a two-year employment agreement, dated as of June 26, 2000, that automatically renews in one-year increments. Under this agreement, Mr. Northland is to receive an annual base salary of $276,000 (as well as any approved increases) and a target annual performance bonus of 50% of base salary that is determined based upon the satisfaction of performance criteria established by our Chief Executive Officer or the compensation committee of our board of directors. In addition, Mr. Northland is entitled to a car allowance of $400 per month during his employment. If Mr. Northland’s employment is terminated other than for “cause,” or he terminates employment for “good reason,” Mr. Northland will be entitled to severance equal to his annual base salary (as then in effect) for the greater of one year or the period of time remaining until March 1, 2002. He will also be entitled to the greater of his target bonus for the year in which the termination occurs or the average of his actual annual bonus paid with respect to the two years preceding the year in which the termination occurs. At the time annual bonuses for the fiscal year in which termination occurs are paid, he will also be entitled to a pro rata annual bonus based upon actual performance under the annual bonus plan for such fiscal year (as determined by the board of directors or the compensation committee in its reasonable discretion), to the extent not otherwise paid. In addition, if his employment terminates prior to the second anniversary of his commencement date, 50% of the 200,000 stock options granted to him pursuant to the agreement will vest and become exercisable. Until Mr. Northland becomes eligible for comparable benefits from a subsequent employer, he, his wife, dependents and beneficiaries will continue to be eligible to participate in our medical, dental, disability, life and other welfare insurance plans for a period of twelve (12) months following termination.

      Thomas C. Canfield, General Counsel and Secretary, is party to a two-year employment agreement that automatically renews in one-year increments beginning in 2002. Under this agreement, Mr. Canfield is to receive an annual base salary of $250,000 (as well as any approved increases) and a target annual performance bonus of 50% of base salary that is determined based upon the satisfaction of performance criteria established by our Chief Executive Officer or the compensation committee of our board of directors. Mr. Canfield is also entitled to a car allowance of $400 per month during his employment. In the event of a change in control, all 200,000 options that were granted to him in connection with his entering into this agreement will be immediately vested. If Mr. Canfield’s employment is terminated other than for “cause,” or he terminates employment for “good reason,” he will be entitled to severance equal to his annual base salary (as then in effect) for the greater of one year or the period of time remaining until May 9, 2002. He will also be entitled to the greater of his target bonus for the year in which the termination occurs or the average of his actual annual bonus paid with respect to the two years preceding the year in which the termination occurs, such sum then divided by twelve (12). At the time annual bonuses for the fiscal year in which termination occurs are paid, he will also be entitled to a pro rata annual bonus based upon actual performance under the annual bonus plan for such fiscal year (as determined by the board of directors or the compensation committee in its reasonable discretion), to the extent not otherwise paid. In addition, if his employment terminates prior to the second anniversary of his commencement date, 50% of the 200,000 stock options granted to him pursuant to the agreement will vest and become exercisable. Until Mr. Canfield becomes eligible for comparable benefits from a subsequent employer, he, his wife, dependents and beneficiaries will continue to be eligible to participate in our medical, dental, disability, life and other welfare insurance plans for a period of twelve (12) months following termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Regional Vehicle Agreement with AT&T Corp.

      We entered into a “regional vehicle agreement” with AT&T Corp. in August 2000 at the time of the FirstCom merger. This section describes the material terms of the regional vehicle agreement and related provisions of our certificate of incorporation.

Purpose	The parties defined the overall scope and nature of our operations in the regional vehicle agreement as well as in our certificate of incorporation.

Scope	The regional vehicle agreement and the certificate of incorporation define:

• where in Latin America we may operate;

• what communications services we may provide and in some cases, to whom those services may be provided; and

• the conditions under which AT&T Corp. and its affiliates may compete with us.

Term	The regional vehicle agreement has an indefinite term and in general will terminate only by mutual agreement of AT&T Corp. and us. However, AT&T Corp. may terminate the regional vehicle agreement at any time after the termination of the service mark license agreement with AT&T Corp.

  Our Region

      Our certificate of incorporation permits us to operate only in the countries of South America and the Caribbean, plus Panama but excluding Cuba. In addition, the regional vehicle agreement restricts us from operating in Venezuela.

  Our Services

      Our certificate of incorporation limits our business to the provision of telecommunications services. Following is a description of the services we are permitted to provide as well as limitations on our services:

      Permitted Services. We may provide the following services:

•	long distance;

•	1-800/toll-free;

•	local voice delivered through fixed lines;

•	Internet access;

•	e-commerce or electronic commerce;

•	fixed wireless for connection to networks;

•	video conferencing services;

•	web hosting, which involves providing or managing equipment to operate an Internet web site;

•	voice over Internet Protocol, which involves the transmission of voice over an inter-networking standard that enables communication across the Internet regardless of the hardware or software used;

•	AT&T calling card services, and AT&T Direct services, which allow callers to access AT&T networks from points throughout the world;

•	dedicated line services, which involve the leasing of network lines expressly for connecting two or more users. These dedicated lines establish a permanent circuit dedicated solely to the use of the particular customer;

•	switched digital services, which allow users to establish end-to-end digital connections over shared facilities on an as-needed basis, similar in concept to making a telephone call; and

•	virtual network services, which involve a connection of customer networks to an operator’s network to create an overall capability for voice and data services that acts functionally like a network owned or operated exclusively by that customer.

      We may also provide data services using the following protocols for transmitting data over a communications network:

•	packet X.25, an older protocol designed for transmitting data files in pieces or “packets” over analog communications networks that were originally designed for voice traffic;

•	frame relay, a newer protocol designed for transmission of data over digital networks in packets of varying length; and

•	asynchronous transfer mode, an even newer protocol, designed for transmitting data in fixed-size packets or “cells” to enable networks to accommodate many different transmission systems and permit transmission of a mix of voice, data and video.

      Prohibited Services. The regional vehicle agreement limits our ability to provide some services. We may not provide:

•	mobile wireless/personal communications services;

•	cable telephone or cable services, which include telephone, data and video services, as well as Internet access, delivered through networks typically used to deliver cable television; or

•	cross-border transport services between two or more countries to international carriers and select services involving the arrangement, management and delivery of termination of international communications traffic.

      In addition, we may not provide solutions services, such as outsourcing professional services and systems integration. Outsourcing professional services include:

•	providing professional services relating to network architecture validation, implementation, operations and life cycle management, which include confirming that a network’s design works efficiently, installing and testing network equipment and managing the need for change to the network;

•	business process consulting and migration planning and implementation, which include planning to ensure that a customer’s network properly supports the customer’s objectives and planning for and implementing changes to that network; and

•	ownership and acquisition of assets from and on behalf of customers related to providing outsourcing professional services.

      Systems integration involves:

•	advising clients how best to use information technology to achieve their ends and to reengineer business processes to make organizations work more effectively;

•	specifying, designing or building integrated business systems for or on behalf of clients;

•	managing the change to those systems for or on behalf of clients;

•	supporting, maintaining, enhancing, operating or further developing those systems for or on behalf of clients, providing program or project management and integration of customer-defined individual customer solutions; and

•	providing other related services required or requested by clients in connection with the services listed above.

      Systems integration services do not include the underlying capability to provide services.

      Managed Network Services. Although we may not provide solutions services, we may provide managed network services. Managed network services include providing:

•	services to a customer that consist solely of providing and maintaining the elements of a customer’s wide area communications network, which is a network connecting two or more customer sites, each of which may operate an internal local area network;

•	services to the extent relating to a customer’s wide area communications network, directly related planning, design, installation, maintenance and ongoing support functions; and

•	equipment on the customers’ premises at the interface between a wide area communications network and the remainder of the customer’s networking environment insofar as that equipment facilitates:

–	the maintenance of the customer’s wide area communication services;

–	the recording of performance data with respect to the customer’s wide area communications services;

–	the provisioning of new wide area communications services to the customer or changes in the parameters of these services; or

–	the integration of multiple wide area communications services, excluding in the case of the first two items listed in this paragraph any such service or equipment that materially extends services beyond the interface described above further into the customer’s non-wide communications network.

      To the extent we provide services under the AT&T Latin America brand or other AT&T Corp. brands, there are service limitations in the service mark license agreement with AT&T Corp., which are described below.

  Competition by AT&T Corp.

      The regional vehicle agreement limits the ability of AT&T Corp. and its subsidiaries to compete with us. It also places obligations on AT&T Corp. if it acquires our competitors with specific characteristics, as described below.

      The limitations on competition and the obligations of AT&T Corp. relating to the acquisitions of competitors discussed below do not apply to Concert, now unwound, companies related to the AT&T Global Network Services companies, AT&T Corp.’s Liberty Media group, now spun-off, or AT&T Corp.’s acquisition of MediaOne, now part of AT&T Broadband, or to any person in which any of those companies has an equity interest.

      In addition, restrictions relating to competition with us do not apply to:

•	services using assets owned or controlled by the AT&T Global Network Services companies; or

•	services provided by AT&T Corp. or its subsidiaries in connection with providing managed network services or outsourcing professional services.

      Outsourcing professional services include the provision of professional services relating to network architecture validation, implementation, operations and life cycle management. These services include business process consulting, migration planning and implementation, but not managed network services. Outsourcing professional services also include the ownership and acquisition of assets from and on behalf of customers related to the provision of outsourcing professional services.

      Competitive Services. Except as described above, AT&T Corp. and its existing subsidiaries may not offer customers a number of services in our region unless they are obtained from us. These services include:

•	long distance;

•	1-800/toll-free;

•	local voice delivered through fixed lines;

•	Internet access;

•	dedicated line services, which involve the leasing of network lines expressly for connecting two or more users. These dedicated lines establish a permanent circuit dedicated solely to the use of the particular customer;

•	switched digital services, which allow users to establish end-to-end digital connections over shared facilities on an as-needed basis, similar in concept to making a telephone call; and

•	virtual network services, which involve a connection of customer networks to an operator’s network to create an overall capability for voice and data services that acts functionally like a network owned or operated exclusively by that customer.

      These services also include data services using the following protocols for transmitting data over a communications network:

•	packet X.25, an older protocol designed for transmitting data files in pieces or “packets” over analog communications networks that were originally designed for voice traffic;

•	frame relay, a newer protocol designed for transmission of data over digital in packets of varying length; and

•	asynchronous transfer mode, an even newer protocol designed for transmission of data in fixed-size packets or “cells” that enable networks to accommodate many different transmission systems and permit transmission of a mix of voice, data and video.

      Regional Acquisitions. AT&T Corp. and its subsidiaries may acquire our competitors. However, except as described below, if that competitor earned more than half of its revenues in the previous fiscal year in our region of operations from the services described under the heading “Competitive Services” set forth above, AT&T Corp. or its relevant subsidiary would be required either to:

•	cause that competitor to cease offering those services; or

•	offer to sell to us for cash at fair market value the portion of the competitor’s business that primarily relates to those services in our region of operations.

      That offer must be made within either eighteen or thirty months of the acquisition of the competitor, depending on how much of the competitor’s business is derived from AT&T Latin America’s region. No offer to purchase is required if it would:

•	violate any law or a pre-existing contractual obligation of the competitor;

•	violate a contract that is binding on any material assets of the competitor;

•	result in a tax on an AT&T Corp. entity that is material in relation to the price paid for that portion of the business; or

•	in the good faith determination of the board of directors of the relevant AT&T Corp. entity, violate its fiduciary duties to minority shareholders of the relevant company.

      If we do not accept such an offer for a competitive business, the acquired competitor may compete with us.

Restrictions on Our Business Related to Concert

      Restrictions on Our Business Related to Concert. Additional restrictions on our business would apply if we and our subsidiaries receive more than an aggregate of $150 million revenues in any year from providing services over cross-border networks in which we have an equity interest. The maximum revenue figure represents an amount of this type of revenues significantly higher than our growth strategy contemplates to generate from these services. That is because we do not expect that the cross-border networks in which we will have an equity interest will be material. We are currently in discussions with AT&T Corp. regarding these terms in light of the unwinding of Concert.

      The additional restrictions would prohibit us from:

•	offering, distributing or providing to any customers select communications services between countries that are provided or targeted to businesses and to their employees in their capacity as employees; and

•	owning, operating, leasing or managing facilities predominantly used to provide services between or among two or more countries.

      Service Mark License Agreement with AT&T Corp.

      AT&T Corp. has entered into a service mark license agreement with us that became effective when the FirstCom merger was completed. Our service mark license agreement with AT&T Corp. provides for AT&T Corp. to license service marks, including “AT&T” and the AT&T with a fanciful globe design mark, to us for our use. We may also use the “AT&T” mark as part of our trade and corporate names so long as at least half of the licensed services meet service specifications provided by AT&T Corp. We may not use any mark other than a mark licensed by AT&T Corp. for the services described under the heading “Services” above without AT&T Corp.’s consent.

      During the term of the service mark license agreement, we pay a fee to AT&T Corp. every six months equal to the greater of $2.5 million and a designated percentage of our gross revenues. Initially the designated percentage of gross revenues is 4%. This percentage will decrease to 3.25% (beginning in September 2002) in the third year of the initial term and to 2.5% in the final two years of the initial term. For the years ended December 31, 2001 and 2000, we charged to cost of revenue approximately $6.1 million and $1.7 million, respectively, related to this service mark license agreement fee.

      The initial term of the license ends on August 28, 2005. The agreement will automatically renew for an additional five years if we are not in material default under or breach of the license agreement. AT&T Corp. may terminate the license prior to the end of its scheduled term if AT&T Corp. no longer owns shares having voting control of our company or if we misuse the marks or otherwise materially breach our obligations under the service mark license agreement and are not able to correct the breach in a timely fashion.

AT&T Financing

      In February and March 2002, we agreed with AT&T Corp. on a comprehensive restructuring of approximately $725.0 million in outstanding debt and preferred stock, plus capitalized and accrued interest and dividends.

      In the restructuring, we refinanced our outstanding $100.0 million credit facility, $200.0 million subordinated note facility and demand notes totaling $185.0 million as of December 31, 2001, and we amended the terms of our outstanding Series B preferred stock, all of which is held by AT&T Corp. or an affiliate of AT&T Corp. The restructuring provides for additional borrowings of $150.0 million, which includes the refinancing of $87.0 million available via demand notes as of December 31, 2001 (of which $77.8 million was outstanding) and additional financing of up to $63.0 million. The restructuring and additional financing became effective concurrently with our senior secured vendor financing. The restructuring provides for an extension of the maturities of debt, and deferral of the redemption right of AT&T Corp. with respect to the preferred stock, to October 2008. We may be required to make earlier prepayments of debt or redemptions of preferred stock out of net proceeds of certain future equity and debt offerings by the Company. While our senior secured vendor financing remains outstanding, we will not be required to pay interest or preferred dividends in cash. AT&T Corp. also agreed with our strategic vendors to subordinate its debt and preferred stock to the $298.0 million initial committed amount under our equipment financing facilities.

      The AT&T facilities bear interest at a weighted average rate of approximately 15%. As part of the restructuring, we issued to AT&T Corp. warrants to acquire approximately 4.9 million shares of our Class A common stock, representing approximately 4.1% of our total common stock outstanding as of December 31,

2001 and approximately 3.6% on a fully diluted basis. Half of these warrants are exercisable at a price of $8.00 per share, and the other half are exercisable at a price of $0.01 per share.

      The facility with AT&T Corp. includes customary covenants that are based on certain of the covenant provisions contained in our senior secured vendor financing agreements.

Services with AT&T Corp.

      The services we purchase from AT&T Corp. include operations support systems consulting services, employee secondment and telecommunications services related to our delivery of managed internet, calling card and long distance services as well as customer care and network support. In 2001 and in the first quarter of 2002, these services totaled approximately $4.0 million and approximately $656,000, respectively. In Peru, AT&T also provided us calling card services totaling approximately $30,000 in 2001 and $38,000 in the first quarter of 2002.

      We are also party to a space license agreement with AT&T for the provision to us of space and power for our telecommunications equipment located in our U.S. point of presence. In 2001 and the first quarter of 2002, AT&T has charged us approximately $148,000, and $7,000, respectively, for these services. We also paid to AT&T approximately $46,000 in 2001 and $28,000 in the first quarter of 2002 for space and switch rental in Peru.

      We provided connectivity and private line and other data services (in some cases for resell) to AT&T (primarily its AGNS division) in Argentina, Brazil, Chile, Colombia and Peru of approximately $2.2 million in 2001 and approximately $585,000 in the first quarter of 2002. AT&T’s AGNS division also provides connectivity and remote access services to us in Argentina, Chile, Colombia, Peru and the U.S. totaling approximately $842,000 in 2001 and $93,000 in the first quarter of 2002. In addition, AT&T’s AGNS division rents space from us in Argentina, Brazil (we began renting space in Brazil in March 2002) and Peru. Total rent was approximately $127,000 and $27,000 in 2001 and the first quarter of 2002, respectively.

Other Relationships with AT&T Corp.

      In 2002 we launched a joint sales initiative with AT&T Corp. This initiative allows AT&T’s sales force to sell and collect sales compensation for selling our international data services, allowing them to interconnect their U.S. corporate customers with their offices located in Latin America. In addition, we conduct joint account planning with AT&T Corp. that allows our sales force to work with and coordinate sales plans for AT&T Corp.’s global customers in our region.

Relationships with Concert, the AT&T Corp. and British Telecom plc Global Venture Unwound in April 2002.

      During 2001 we entered into several transactions with Concert, the AT&T Corp. and British Telecom plc Global Venture. Concert was unwound by AT&T Corp. and British Telecom in April 2002. Our former arrangements with Concert generally are now succeeded by arrangements with AT&T Corp.

      Payments to Concert for an IRU we purchased in Peru and related maintenance totaled approximately $347,000 in 2001 and approximately $23,000 in the first quarter of 2002. Under an International Telecommunications Service Framework Agreement and other agreements, Concert and we provided switched voice services as well as calling card and international connectivity services to each other in Argentina, Chile and Peru. Services we provided to Concert totaled approximately $4.6 million in 2001 and $1.6 million in the first quarter of 2002. Services provided by Concert to us totaled $7.7 million in 2001 and $4.0 million thousand in the first quarter of 2002. In addition, in Colombia we purchased approximately $285,000 thousand and $128,000 in international connectivity services from Concert in 2001 and the first quarter of 2002, respectively. We also provided private line and other data services in Colombia to Concert totaling approximately $723,000 and $289,000 in 2001 and the first quarter of 2002, respectively. We also provided services to Concert for resale in Brazil totaling approximately $524,000 in 2001 and $482,000 in the first quarter of 2002.

Stockholder Loan

      We have loaned approximately $9.5 million to Mr. Patricio Northland, our chairman, president and chief executive officer in connection with the refinancing of a loan extended initially by FirstCom Corporation to finance Mr. Northland’s purchase of 800,000 restricted common shares of FirstCom Corporation prior to the FirstCom merger. Upon consummation of the FirstCom merger, the restricted shares became shares of Class A common stock of AT&T Latin America. The loan bears interest at an annual rate of 5.41% and matures on March 2010. The loan becomes due and payable in the event that Mr. Northland’s employment is terminated for “cause” or if Mr. Northland leaves us for other than “good reason” as such terms are defined in his employment agreement. The loan will be forgiven in the event that Mr. Northland’s employment is terminated for other than “cause” or if Mr. Northland leaves us for “good reason” as such terms are defined in his employment agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of these equity securities.

      To our knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 2001, none of our directors, executive officers and 10% stockholders failed to file on a timely basis reports required by Section 16(a).

STOCKHOLDER PROPOSALS

      Proposals intended for inclusion in next year’s proxy statement should be sent to: AT&T Latin America Corp., 220 Alhambra Circle, Coral Gables, Florida 33134, Attn: Secretary and must be received by January 6, 2003.

      Rule 14a-5(e) promulgated under the Securities Exchange Act of 1934 additionally provides that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary of this proposal in writing at least 45 days prior to the anniversary of the date on which we mailed our proxy materials for the prior year’s annual meeting of stockholders. Accordingly, for our 2003 annual meeting, any notification must be made by March 22, 2003. If during the prior year we did not hold an annual meeting, or it the date of the meeting has changed more than 30 days from the prior year, then notice must be received a reasonable time before we mail our proxy materials for the current year.

OTHER INFORMATION

      We will bear the cost of soliciting proxies in the accompanying form. We have retained Georgeson Shareholder to assist in soliciting proxies and will pay approximately $7,500 plus reasonable out-of-pocket expenses in connection with the solicitation. In addition to solicitations by mail and Georgeson Shareholder, a number of our regular employees may solicit proxies in person or by telephone.

      The above notice and proxy statement are sent by order of the board of directors.

Thomas C. Canfield
General Counsel and Secretary

Dated: May 8, 2002

ATTLA-PS-2002

ANNUAL MEETING AGENDA

9:00 A.M.	Doors Open to the Annual Meeting.

9:30 A.M.	Welcome and Introductions, Notice of Meeting, Chairman’s Remarks, Election of Directors, Ratification of Auditors, Voting, General Discussion, and Preliminary Voting Results Adjournment

DETACH CARD IF MAILING

PROXY

AT&T LATIN AMERICA CORP.
220 Alhambra Circle
Coral Gables, Florida 33134

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 30, 2002

      The undersigned hereby appoints Thomas C. Canfield, Steven N. Wayland and each of them, proxies, with the full powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of the undersigned in AT&T Latin America Corp. at the annual meeting of stockholders to be held at The Willard Intercontinental, 1401 Pennsylvania Avenue NW, Washington, District of Columbia 20004 at 9:00 a.m. on May 30, 2002, and at any adjournment thereof, upon all subjects that may properly come before the annual meeting, including the matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORD WITH THE DIRECTORS’ RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE OTHER SIDE OF THE PROXY CARD. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

      Your vote for the election of directors may be indicated on the other side. Nominees are: A Gary Ames, Edward M. Dwyer, R. Reed Harrison, III, David C. Kleinman, Jorge P. Montoya, Patricio E. Northland, John C. Petrillo, Geoffrey S. Webster and Gary R. Weis.

      PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO AT&T LATIN AMERICA CORP., C/O EQUISERVE, P.O. BOX 43058, PROVIDENCE, RI 02940. IF YOUR DO NOT SIGN AND RETURN A PROXY CARD, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

COMMENTS:

AT&T LATIN AMERICA CORP. c/o EQUISERVE P.O. BOX 43068 PROVIDENCE, RI 02940	ADMISSION TICKET Please present this ticket for admittance of stockholder(s) named below.

2nd ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 30, 2002
9:00 a.m. local time
The Willard Intercontinental
1401 Pennsylvania Avenue NW
Washington, District of Columbia 20004

DETACH CARD IF MAILING

☒     PLEASE MARK VOTES AS IN THIS EXAMPLE.

YOUR DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of directors

Nominees:     See Reverse Side

FOR ALL NOMINEES  ☐                                        WITHHOLD FROM ALL NOMINEES  ☐

☐  FOR ALL EXCEPT THE NOMINEE(S) LISTED ABOVE:

2.     Ratification of Auditors

☐ FOR                         ☐ AGAINST                         ☐ ABSTAIN

ANNUAL REPORT

For multiple accounts only, mark here to discontinue extra annual report.  ☐

Please sign this proxy as name(s) appears at left and return it promptly whether or not you plan to attend the annual meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.

Signature:                                                                             Date

Signature:                                                                             Date